Exhibit 10.2

Optical Sensors Incorporated d.b.a. väsamed

Named Executive Officers’ Compensation Summary

Optical Sensors Incorporated’s (the “Company’s) “named executive officers” (defined in Regulation S-B Item 402(a)(2)) are scheduled to receive the following annual base salaries in their current positions:

Name of Executive Officer:	Base Salary
Paulita L. LaPlante President and Chief Executive Officer	$200,000	(1)
Roberta L. Dircks Vice President of Finance and Administration and Chief Financial Officer	$120,000
Jeffrey Skillicorn Vice President of Sales	$160,000
Kent R. Winger Vice President, Strategic Planning and Product Development	$108,160

(1)	Subject to the Company meeting certain sales goals in 2006.

Stock Options

On May 24, 2006, the Compensation Committee of the Board of Directors of the Company granted Jeffrey Skillicorn, the Company’s Vice President of Sales, a non-statutory stock option under the Company’s 2003 Stock Option Plan (the “Plan”) to purchase 60,000 shares of common stock in connection with his recent employment by the Company. The option has an exercise price of $2.15 per share, vests, on a cumulative basis, in four installments of 25% on each of the first four anniversaries of the option grant date, and has a term of ten years. The option is subject to the terms of the Plan.

On June 21, 2006, the Compensation Committee of the Board of Directors of the Company granted Roberta L. Dircks, the Company’s Vice President of Finance and Administration and Chief Financial Officer, a non-statutory stock option under the Plan to purchase 40,000 shares of common stock in connection with her recent employment by the Company. The option has an exercise price of $2.15 per share, vests, on a cumulative basis, in four installments of 25% on each of the first four anniversaries of the option grant date, and has a term of ten years. The option is subject to the terms of the Plan.

On June 22, 2006, the Compensation Committee of the Board of Directors of the Company granted the Company’s the following executive officers non-statutory stock options under the Plan in the share amounts provided below.

Name of Executive Officer:	Shares Underlying Award
Paulita L. LaPlante President and Chief Executive Officer	40,000
Kent R. Winger Vice President, Strategic Planning and Product Development	20,000

Each option has an exercise price of $2.15 per share, vests, on a cumulative basis, in four installments of 25% on each of the first four anniversaries of the option grant date, has a term of ten years and is subject to the terms of the Plan.